Exhibit 99.1

For More Information:

Mani Mohindru, Ph.D.

Vice President, Corporate Strategy and Investor Relations

Curis, Inc.

617-503-6605

mmohindru@curis.com

Michael P. Gray

Chief Financial and Chief Business Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Executive Management Transition

— Ali Fattaey, Ph.D. Promoted to President and Chief Executive Officer —

— Daniel Passeri Assumes Role of Vice Chairman,

Curis Board of Directors and Strategic Advisor —

LEXINGTON, Mass., June 3, 2014 (GLOBENEWSWIRE) — Curis, Inc. (NASDAQ:CRIS), an oncology-focused company developing novel drug candidates for the treatment of human cancers, today announced the appointment of Ali Fattaey, Ph.D. as the Company’s President and Chief Executive Officer and as a member of its Board of Directors. Dr. Fattaey formerly served as the Company’s President and Chief Operating Officer. He will succeed Dan Passeri following his resignation from the position of Chief Executive Officer, which was also announced today. Mr. Passeri has been appointed Vice Chairman of Curis’ Board of Directors and will also serve as a strategic advisor to Curis.

“During his tenure as President and Chief Operating Officer, Ali has brought significant oncology experience to the Curis management team and has consistently demonstrated the leadership skills and strategic thinking that will be essential taking Curis to the next level in drug development,” said Dan Passeri. “It has been my pleasure working closely with Ali, and I am highly confident that Curis and its’ shareholders will continue to benefit from Ali’s leadership and vision as he assumes these additional responsibilities.”

Mr. Passeri continued, “Over the past several years, we have focused on building deeper oncology drug development capabilities. We believe that Curis is now well positioned to successfully implement the next stages of our strategy for the advancement of drug candidates.”

“We believe this management transition will help further build upon our strengths as a clinical development-focused biotech company,” stated James R. McNab, Jr., Chairman of Curis’ Board of Directors. “Over the past several years, Dan has helped re-position Curis through focused early development of our proprietary pipeline of oncology drug candidates. Dan has also led the Company into several important partnerships, including our broad collaboration with Genentech (Roche) resulting in the 2012 approval of the first-in-class Hedgehog pathway inhibitor, Erivedge for the treatment of advanced BCC, as well as our alliance with Debiopharm on Debio 0932. We are pleased to have Dan assume the role of Vice Chairman of our Board and we look forward to his service as a strategic advisor.”

Mr. McNab continued, “We are equally pleased to promote Ali to the position of President and CEO and welcome Ali to the Board. Ali brings a substantial depth of strategic and management experience as well as expertise in both preclinical and clinical oncology drug development to his new roles. We look forward to working closely with Ali as we seek to advance Curis as an innovative oncology company dedicated to developing promising new drugs for the benefit of cancer patients and creating value for our shareholders.”

“During these exciting times in oncology, I am thrilled to be part of Curis and lead the Company in its efforts to become an innovative developer of cancer drugs,” said Dr. Fattaey. “I have enjoyed working with Dan to put us on our path and look forward to continuing to work alongside him in his new roles. We have built a strong team and will continue with our focused efforts to advance our proprietary drug candidates, CUDC-907 and CUDC-427, and to work closely with our partners Genentech, Roche, and Debiopharm.”

About Curis, Inc.

Curis is an oncology-focused company developing novel drug candidates for the treatment of human cancers. Curis is seeking to further the development of its pipeline of drug candidates, including CUDC-907, a dual histone deacetylase (HDAC) and phosphoinositide 3-kinase (PI3K) inhibitor, and CUDC-427, a small molecule antagonist of inhibitor of apoptosis (IAP) proteins. Curis’ most advanced asset, Erivedge®, is the first and only FDA-approved medicine for the treatment of advanced basal cell carcinoma and is being commercialized and developed by Roche and Genentech, a member of the Roche Group. Curis’ HSP90 inhibitor, Debio 0932, is being studied in patients with advanced lung and kidney cancers by partner Debiopharm.

For more information, visit Curis’ website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: anticipated benefits of Dr. Fattaey’s service as President and Chief Executive Officer and Mr. Passeri’s service as Vice Chairman of the Board of Directors and as an advisor to the Company; Curis’ positioning to execute on its strategic objectives; and Curis’ goals of advancing its pipeline and becoming a preeminent oncology drug development company . Forward-looking statements used in this press release may contain the words “believes,” “expects,” “anticipates,” “plans,” “seeks,” “estimates,” “assumes,” “will,” “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, Curis faces a number of risks inherent in the research and development of novel drugs to treat cancer and may not be able to successfully advance the development of any of its programs, including CUDC-907 and CUDC-427, in the time frames it projects, if at all. Curis and its collaborators may experience adverse results, delays and/or failures in their drug development programs. Curis’ drug candidates, including CUDC-427 and CUDC-907, are unproven and may cause unexpected toxicities and/or fail to demonstrate sufficient safety and efficacy in clinical trials and may never achieve the requisite regulatory approval needed for commercialization. The FDA could impose restrictions on clinical trials of Curis’ drug candidates, which could delay, make more costly or otherwise adversely impact Curis’ future development plans. Curis will require substantial additional capital to fund its research and development programs, and such capital may not be available on reasonable terms, or at all. Curis may not obtain or maintain necessary patent protection for its programs and could become involved in expensive and time consuming patent litigation and interference proceedings. Curis faces substantial competition from other companies developing cancer therapeutics. Curis is dependent upon third party collaborations such as Genentech and Debiopharm and may not be able to maintain these arrangements on acceptable terms, or at all. Unstable market and economic conditions may adversely affect Curis’ financial condition and its ability to access capital to fund the growth of its business. Curis also faces other important risks relating to its business, operations, financial condition and future prospects that are discussed in its Annual Report on Form 10-Q for the period ended March 31, 2014 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any forward-looking statements after the date of this press release except as may be required by law.